Exhibit 99.1


             PSB ANNOUNCES 2ND QUARTER EARNINGS OF $.68 PER SHARE

Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced PSB's financial results for the second quarter of 2005.

"PSB earned $.68 per share (on net income of $1,171,000) this quarter compared to $.45 (on net income of $782,000) during the second quarter last year. However, abandonment of the old main office located on the same property generated a cumulative one-time charge to operations of $199,000 after-tax benefits during the prior year quarter. Prior to the abandonment charge, June 2004 quarterly earnings were $.56 per share. Disregarding the prior year special charge, quarterly earnings per share are up 21% over 2004. Year to date through June 30, 2005, PSB earned $1.28 per share (on net income of $2,211,000) compared to $.99 (on net income of $1,736,000) during 2004."

"In June 2005, PSB raised $7.5 million of regulatory capital for the bank for general corporate purposes from the issuance of trust preferred securities. This capital will support continued asset growth at a minimal cost of capital without diluting the holdings of existing shareholders. This capital issue is reflected as junior subordinated debentures on PSB's balance sheet in accordance with current accounting standards."

"PSB has seen improving credit quality for several quarters, as well as origination of a significant number of high credit quality commercial loans from large local businesses as part of our strategic product expansion in Treasury Management services. This high level of credit quality has allowed us to reduce the amount of provisions for loan losses, which helped to increase second quarter 2005 net income to the highest level since the December 2003 quarter. We continue to work aggressively to achieve our goal of net income in the range of $4.3 million to $4.6 million for all of 2005, which would be a substantial improvement over 2004 earnings of approximately $3.5 million."

Kopperud further noted "PSB is continuing its history of increased cash dividend payments with a semi-annual dividend of $.31 per share to be paid July 29, compared to $.30 per share paid last year."

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments, retirement planning, commercial property and casualty insurance services, and long-term fixed rate residential mortgages.

Asset Growth and Net Interest Income

PSB continues to have strong asset growth, increasing $17.5 million, or 3.7% since March 2005, to $486.2 million. Asset growth since June 2004 has been $55.0 million, or 12.8%. A large portion of the recent quarter's growth has been in the non real estate commercial and industrial loan portfolio, which increased $7.1 million or 8.5% during the past three months. Cash and cash equivalents also grew during the quarter as $7.5 million in trust preferred capital securities proceeds were received on June 28, 2005. Asset growth during the quarter was funded primarily by an increase in wholesale brokered deposits totaling $16.9 million, continuing a trend of significant wholesale funding during 2005. Wholesale broker deposits have increased $6.7 million, or 10.2% since June 2004. Retail and local deposits continue to comprise the bulk of asset funding and were 63.2% of total assets at June 30, 2005 compared to 66.2% of total assets at March 31, 2005 and 63.7% at June 30, 2004.

In addition to growth, credit quality remains strong. Nonperforming loans (including non-accrual and restructured loans) to gross loans was .60% at June 2005 compared to .74% at March 2005, and .98% at June 2004. PSB also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were .57% at June 2005 compared to .59% at March 2005, and .84% at June 2004. The allowance for loan losses was 1.15% of gross loans at June 2005 compared to 1.19% at June 2004. The continued improvement in credit quality and growing history of minimal net loan charge-offs of similar loans allowed PSB to reduce the provision for loan losses during the June 2005 quarter. The provision for loan loses was $30,000 during the quarter ended June 2005 and $240,000 during the quarter ended June 2004.

Tax-adjusted net interest income increased $63,000, or 1.7% to $3,723,000 for the quarter ended June 30, 2005 from $3,660,000 for the quarter ended June 30, 2004, and increased $60,000 from $3,663,000 for the quarter ended March 31, 2005. Net interest income has been negatively impacted by a flattening yield curve and competitive pressures on deposit rates while funding continued loan growth with higher cost wholesale funds. Margin on earning assets declined from 3.64% in the June 2004 quarter, and from 3.40% in the March 2005 quarter to 3.32% during the June 2005 quarter. Earning asset yields increased slightly and were 5.78% at June 2005, 5.66% at March 2005, and 5.57% at June 2004.
However, the cost of interest-bearing liabilities increased from 2.27% at June 2004 to 2.61% at March 2005, and 2.82% at June 2005.

PSB updated accounting procedures early during 2005 to improve recognition and amortization of deferred loan origination fees and costs in accordance with Statement of Financial Accounting Standard No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans ("FAS 91"). This change is more fully described in this press release under operating expenses. Tax-adjusted net interest margin before accounting adjustments for FAS 91 would have been 3.46% during the June 2005 quarter (compared to a reported 3.32%), 3.51% during the March 2005 quarter (compared to a reported 3.40%), and 3.68% in the June 2004 quarter (compared to a reported 3.64%).

PSB's balance sheet is slightly asset sensitive as assets are expected to reprice faster than liabilities if interest rates increase. However, rising short-term rates with stable longer-term rates producing a flatter yield curve are expected to contribute to a decline in net margin during the coming quarter. As a measure of margin variability from the current base rate scenario, the most current internal interest rate simulations project net interest income for the next 12 months to increase $190,000 (1.34%) if rates increase 200 basis points, and decrease $709,000 (5.02%) if interest rates decrease 200 basis points.

Service Fee and Noninterest Income

Quarterly noninterest income increased $92,000 in the June 2005 quarter to $947,000 compared to $855,000 in June 2004. The change was led by an increase of $110,000 in commissions from the sale of retail investment products. A decline in mortgage banking income of $59,000 to $249,000 in June 2005 compared to $308,000 in June 2004 was offset by a $46,000 increase in the cash surrender value of life insurance.

Service fee income of $324,000 during the June 2005 quarter was similar to income of $322,000 during the June 2004 quarter, but recovered substantially from $260,000 of fees in the March 2005 quarter. Fees for retail service products increased effective April 1, 2005, contributing to the increase over March 2005.

Operating Expenses

Noninterest operating expenses declined $134,000 to $2,780,000 in the quarter ended June 2005 compared to $2,914,000 during the quarter ended June 2004. However, the June 2004 quarter included a special charge to write-off the remaining investment in the prior home office totaling $329,000. In addition, salaries and wages in the June 2005 quarter were reduced by $183,000 during the June 2005 quarter as PSB implemented a daily automated system to improve accounting for deferred loan fees and costs (including lender and support personnel salaries) in accordance with current accounting standards (FAS 91) earlier in 2005. FAS 91 requires loan origination fees and direct loan origination costs to be deferred and amortized as a yield adjustment earned on the loan. Previously, these accounting adjustments for deferral of costs were made only at year-end and in prior years had an immaterial impact on the individual quarterly financial statements. The change in accounting procedure was made to simplify operations and improve the accuracy of earnings reporting.

Before the June 2005 deferral of wages under FAS 91 and the June 2004 special home office write-off, noninterest expenses were $2,963,000 for June 2005, and $2,585,000 in June 2004, an increase of $378,000, or 14.6%. The increase over the prior year quarter consisted primarily of $277,000 in additional wages and benefits and $66,000 in additional occupancy expenses in the June 2005 quarter. Total quarterly operating expenses to average total assets before the FAS 91 deferral of wages and the June 2004 special home office write-off were 2.47% for June 2005 and 2.43% for June 2004 (annualized).

Offsetting the increase to June 2005 income from deferred employee wage expense related to new loan originations under FAS 91 were reductions to income from deferral of loan origination fees collected, and amortization of previously capitalized net loan origination costs against net interest income. Taken together, all FAS 91 accounting adjustments increased June 2005 net income by $18,000 and decreased June 2004 net income by $22,000.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2004. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                                 (tables follow)
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
PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                                              Quarter ended - Unaudited
                                              JUNE 30,  March 31,   Dec. 31,   Sept. 30    June 30,
EARNINGS AND DIVIDENDS:                        2005        2005       2004       2004        2004
Net income                                 $   1,171   $   1,040   $   1,043  $     747  $     782
Basic earnings per share (3)               $    0.68   $    0.60   $    0.61  $    0.43  $    0.45
Diluted earnings per share (3)             $    0.68   $    0.60   $    0.60  $    0.43  $    0.45
Dividends declared per share (3)           $    0.31   $       -   $    0.30  $       -  $    0.30
Net book value per share                   $   20.27   $   19.77   $   19.55  $   19.41  $   18.68
Semi-annual dividend payout ratio              24.06%        n/a       28.82%       n/a      28.84%
Average common shares outstanding          1,714,134   1,721,058   1,717,394  1,720,436  1,728,322

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances         $367,948    $354,136    $341,997   $331,167   $320,471
Total assets                                $480,325    $465,083    $448,591   $439,177   $426,826
Deposits                                    $376,252    $367,394    $353,310   $347,015   $330,337
Stockholders' equity                        $ 34,665    $ 33,989    $ 34,076   $ 33,010   $ 32,942

PERFORMANCE RATIOS:

Return on average assets (1)                    0.98%       0.91%       0.92%      0.67%      0.73%
Return on avg. stockholders' equity (1)        13.55%      12.41%      12.18%      8.98%      9.52%
Average tangible stockholders' equity to
  average assets                                7.22%       7.25%       7.49%      7.46%      7.61%
Net loan charge-offs to average loans           0.01%       0.00%       0.04%      0.00%      0.01%
Nonperforming loans to gross loans              0.60%       0.74%       0.80%      0.94%      0.98%
Allowance for loan loss to gross loans          1.15%       1.18%       1.19%      1.22%      1.19%
Net interest rate margin (1)(2)                 3.32%       3.40%       3.50%      3.51%      3.64%
Net interest rate spread (1)(2)                 2.96%       3.05%       3.12%      3.17%      3.30%
Service fee revenue as a percent of
  average demand deposits (1)                   2.56%       2.19%       2.22%      2.52%      2.63%
Noninterest income as a percent
  of gross revenue                             13.00%      11.87%       11.64%    11.93%     13.54%
Efficiency ratio (2)                           59.53%      59.11%       58.52%    63.95%     64.54%
Noninterest expenses to avg. assets (1)         2.32%       2.30%        2.33%     2.56%      2.74%

STOCK PRICE INFORMATION:

High                                          $31.85      $32.20       $33.25    $35.25     $35.60
Low                                           $30.63      $31.85       $32.00    $33.00     $34.50
Market value at quarter-end                   $30.75      $31.85       $32.10    $33.00     $34.50

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                         Three Months Ended    Six Months Ended
(dollars in thousands,                                         June 30,            June 30,
except per share data - unaudited)                         2005      2004        2005     2004
Interest and dividend income:
   Loans, including fees                                 $ 5,581   $ 4,714     $10,784  $ 9,268
   Securities:
      Taxable                                                467       453         919      914
      Tax-exempt                                             237       245         478      488
   Other interest and dividends                               55        46         123       92

         Total interest and dividend income                6,340     5,458      12,304   10,762

Interest expense:
   Deposits                                                2,141     1,360       3,952    2,651
   FHLB advances                                             507       504       1,057      970
   Other borrowings                                          106        77         189      150
   Junior subordinated deferrable interest debentures          4         -           4        -

         Total interest expense                            2,758     1,941       5,202    3,771

Net interest income                                        3,582     3,517       7,102    6,991
Provision for loan losses                                     30       240         180      480
Net interest income after provision for loan losses        3,552     3,277       6,922    6,511

Noninterest income:
   Service fees                                              324       322         584      613
   Mortgage banking                                          249       308         404      468
   Investment and insurance sales commissions                202        90         372      181
   Net gain on sale of securities                              -         -           6      111
   Increase in cash surrender value of life insurance         46         -          66        -
   Other noninterest income                                  126       135         318      222

         Total noninterest income                            947       855       1,750    1,595

Noninterest expense:
   Salaries and employee benefits                          1,641     1,547       3,270    3,095
   Occupancy and facilities                                  427       361         872      662
   Loss on abandonment of premises and equipment               -       329           -      329
   Data processing and other office operations               168       187         340      347
   Advertising and promotion                                  95        64         158       98
   Other noninterest expenses                                449       426         780      985

        Total noninterest expense                          2,780     2,914       5,420    5,516

Income before provision for income taxes                   1,719     1,218       3,252    2,590
Provision for income taxes                                   548       436       1,041      854
Net income                                               $ 1,171   $   782     $ 2,211  $ 1,736
Basic earnings per share                                 $  0.68   $  0.45     $  1.29  $  1.00
Diluted earnings per share                               $  0.68   $  0.45     $  1.28  $  0.99

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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2005 unaudited, December 31, 2004 derived from audited financial statements

                                                                    JUNE 30, December 31,
(dollars in thousands, except per share data)                        2005       2004
ASSETS
Cash and due from banks                                         $   13,019  $  12,680
Interest-bearing deposits and money market funds                     2,633      3,265
Federal funds sold                                                   2,610      7,379

Cash and cash equivalents                                           18,262     23,324

Securities available for sale (at fair value)                       72,464     68,894
Federal Home Loan Bank stock (at cost)                               2,953      2,874
Loans held for sale                                                    610        342
Loans receivable, net of allowance for loan losses of $4,309
   and $4,157, respectively                                        370,252    343,923
Accrued interest receivable                                          1,971      1,744
Foreclosed assets                                                      229          7
Premises and equipment                                              12,662     12,432
Mortgage servicing rights, net                                         853        839
Cash surrender value of bank-owned life insurance                    4,627          -
Other assets                                                         1,347        595

TOTAL ASSETS                                                      $486,230   $454,974

LIABILITIES
Non-interest-bearing deposits                                    $  53,759   $ 51,635
Interest-bearing deposits                                          325,781    306,590
   Total deposits                                                  379,540    358,225

Federal Home Loan Bank advances                                     55,000     52,000
Other borrowings                                                     5,879      8,565
Junior subordinated deferrable interest debentures                   7,732          -
Accrued expenses and other liabilities                               3,363      2,568
   Total liabilities                                               451,514    421,358

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                         1,887      1,887
Additional paid-in capital                                           9,655      9,672
Retained earnings                                                   26,960     25,281
Accumulated other comprehensive income                                  72        384
Treasury stock, at cost - 174,408 and 167,586 shares, respectively  (3,858)    (3,608)
   Total stockholders' equity                                       34,716     33,616

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $486,230   $454,974
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